            DELTA HOLDING, INC.
            AND SUBSIDIARIES
            --------------------------------------------------------------------
            CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1995
             AND DECEMBER 31, 1994

                            TABLE OF CONTENTS





          MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF RESULTS OF OPERATIONS AND FINANCIAL
          CONDITION                                 PP.  1-3

          INDEPENDENT AUDITOR'S REPORT              P.   4

          CONSOLIDATED FINANCIAL STATEMENTS         PP.  5-8

          NOTES TO CONSOLIDATED FINANCIAL
          STATEMENTS                                PP.  9-22

                         DELTA HOLDING, INC.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS
---------------------

BACKGROUND

Continuing operations consist of the property-owning activities of the Company. Included are the Leopold Retirement Inn, an independent living facility for the elderly in Bellingham, Washington; the Best Western Lakeway Inn, a full-service hotel also located in Bellingham; and several apartment buildings located in Colorado Springs, Colorado.

Discontinued operations consist of the activities carried out under the trade name of Delta Warranty, and includes the marketing and distribution of extended service contracts and surge suppression equipment coupled with extended service contracts. This business segment is treated as discontinued operations as this business was sold August 1, 1995. The results of its operations are reported separately.

FOR THE YEAR ENDED DECEMBER 31, 1995 vs. THE YEAR ENDED DECEMBER 31, 1994

Revenues from property operations increased 4%, from $6,200,000 in 1994 to $6,418,000 in 1995, an increase of $218,000. $52,000 of this increase was due to increased occupancy at the Best Western Lakeway Inn, reversing a five year decline in occupancy caused by overbuilding of the hotel industry in Bellingham. The remaining $166,000 of the overall increase was due to a combination of improved occupancy and rent increases in the Colorado apartments, reflecting the strong local economy in Colorado Springs.

Operating expenses for the property operations decreased 6% from $5,294,000 in 1994 to $4,977,000 in 1995, a decrease of $317,000. $265,000 of this decrease was caused by lower depreciation expense, reflecting the lower value of properties after the recording of a $3,700,000 property valuations loss in 1994. The balance of the decrease reflects lower property taxes and reduced personnel costs at the Best Western Lakeway Inn.

Selling and administrative expenses declined 24% from $1,481,000 in 1994 to $1,125,000 in 1995, a decrease of $356,000. Virtually all of this decrease was due to reduced corporate expenses. These declined in relation to 1994 due to one-time legal and professional fees incurred in 1994 for the Company's original stock issuance and registration. Also contributing to the decline were the reductions in corporate staff after the sale of the warranty operations on August 1, 1995.

This combination of increased revenue and reduced expenses resulted in an increase in operating profit of $891,000, from a loss of $575,000 in 1994 to a profit of $316,000 in 1995. Interest income declined in 1995 from $225,000 in 1994 to $112,000 in 1995. This reduction was due to smaller amounts of interest-bearing restricted investments held in the warranty business during 1995 and then, with the sale of the warranty operations in mid-1995, the loss of all such interest bearing funds. Interest expense increased slightly from $976,000 in 1994 to $1,036,000 reflecting increased deeds of trust balances on several properties as the deferred interest from the prior year accumulated within the principal balance and started to earn interest.

The 1994 income statement contains a $3,700,000 valuation loss on property. This amount was recorded in 1994 based on the market value of the Best Western Lakeway Inn and the Leopold Retirement Inn determined by professional real estate agents, engaged in December 1994, to sell the properties. The agents engaged were specialists in the areas of hotel properties and senior living facilities, respectively. The valuation loss of $2,800,000 on the Lakeway and $900,000 on the Leopold reflected the amounts necessary to reduce the carrying value to the anticipated selling price. The carrying value of the two properties had previously been based on professional appraisals that utilized a variety of methods, including physical replacement cost, to determine their value.

DISCONTINUED OPERATIONS

The warranty operations recorded operating losses in all the reporting periods. The warranty business had an operating loss of $2,958,000 in 1994; this decreased to a loss of $375,000 in the seven months ended July 31, 1995. The large swing in the reported losses was due primarily to the required accounting procedures for unearned revenue. The loss in 1994 was increased by the deferral of $1,879,000 in revenue relating to uninsured future exposure on contracts sold during the year. The loss in 1995 was reduced by the net amortization of prior unearned revenue in the amount of $1,135,000, reflecting the fact that the majority of contracts sold in 1995 were insured.

The cash flow during both periods was negative at a relatively consistent rate, averaging between $90,000 and $115,000 per month. Overall, the warranty business had negative cash flow of $1,317,000 in 1994 and $629,000 in the sevens months of 1995.

Because of these losses and negative cash flows, the Board of Directors decided to sell the warranty business, resulting in the transaction completed on August 1, 1995. In that transaction, the Company transferred all warranty business assets and liabilities to the buyer, DelCor Holdings, Inc. Former officers of Delta Holding, Inc. own a majority interest in DelCor Holdings, Inc. The Company received no compensation, other than the relief from the warranty-related liabilities, in the transaction. Because the liabilities transferred substantially exceeded the assets transferred, the Company
recorded a gain of $2,263,000 on the sale.   (Notes 11 and 12 provide details
of the warranty operations and the sale transaction.)

FINANCIAL CONDITION, LIQUIDITY AND FUTURE PLANS

At December 31, 1995, the Company had total assets of $10,105,000, total liabilities of $12,256,000, and stockholders' deficit of $2,151,000. The major asset of the Company is property, which comprises $9,229,000 of the total assets. All of the property is categorized as property held for sale and therefore carried at the lower of cost or net realizable value. It is the intention of the Board to sell all the property, retire the related secured debt and other liabilities, and return any remaining funds to the shareholders. The Directors have initiated this process and intend to complete it as soon as possible. To facilitate this process and to reduce expenses until such time as the residual funds can be returned to shareholders, the Directors are submitting a plan to the shareholders to convert the Company to a liquidating trust. To be approved, shareholders representing 66.67% of the total outstanding shares must approve the plan.

The major liability of the Company is debt secured by the properties, totaling $11,319,000. Of this amount, $652,000 is in the form of first mortgages to banks, with the remaining $10,667,000 in the form of deeds of trust. The deeds of trust mature on September 1, 1996 or when the property securing the obligations is sold, if earlier.

As disclosed in Note 14, subsequent to December 31, 1995, the Company sold the Leopold Retirement Inn, the Best Western Lakeway Inn, the Rockledge Apartments in Colorado Springs and the Carmel Apartments in Colorado Springs, retiring the related deeds of trust and mortgages.

With the completion of these transactions, all deeds of trust maturing on September 1, 1996 have been paid off with the exception of $1,960,000 secured by the Kit Carson Apartments in Colorado Springs. These deeds of trust are in default as of September 1, 1996; however, no immediate action is anticipated by the holders of these deeds. The Kit Carson is currently under a contract of sale. Many of the conditions necessary to complete the sale have been fulfilled. However, several conditions remain to be satisfied before closing, which is now anticipated to be in mid October, 1996. At closing, all principal and accrued interest to the day of closing will be paid from the proceeds.

At December 31, 1995, the Company had $656,000 cash on hand and $116,000 in accounts receivable. Accounts payable and accrued expenses totaled $937,000. The property operations are currently generating sufficient cash to pay expenses as incorred and the Company anticipates meeting its current obligations as they come due.


Gordon Cheadle                               Terry L. Switzer
President and Vice Chairman of the Board     Vice President, Finance

DELOITTE &
 TOUCHE LLP                             700 FIFTH AVENUE, SUITE 4500
                                        SEATTLE WA  98104-5044
                                        TELEPHONE:  (206) 292-1800
                                        FACSIMILE:  (206) 343-7809


INDEPENDENT AUDITORS' REPORT


Board of Directors
Delta Holding, Inc.
Renton Washington

We have audited the accompanying consolidated balance sheet of Delta Holding, Inc. and subsidiaries (the Company) as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit on accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as of December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company has prepared a proposed plan of dissolution and the Company's shareholders will vote on whether to approve this plan of dissolution and transfer the Company's remaining assets and liabilities to a newly formed liquidating trust.


DELOITTE & TOUCHE LLP

MARCH 1, 1996
(SEPTEMBER 30, 1996, AS TO NOTE 14)

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)

                                                           December 31,   December 31,
                                                              1995           1994
                                                           ------------   ------------
                                                            (audited)      (unaudited)
ASSETS
------
Property, equipment, and fixtures:
 Equipment and vehicles                                             $8           $153
 Furniture                                                           2            135
                                                           ------------   ------------
                                                                    10            288
 Less: accumulated depreciation                                     (2)          (162)
                                                           ------------   ------------
                                                                     8            126

Restricted investments                                                          3,302
Property held for sale                                           9,229         10,175
Cash and cash equivalents                                          656            632
Accounts receivable (less allowance for doubtful accounts
 of $37,000 in 1995 and $212,000 in 1994)                          116          1,061
Deferred acquisition costs                                                      1,361
Inventory, prepaid expenses, and other assets                       96            621
                                                           ------------   ------------

 TOTAL  ASSETS                                                 $10,105        $17,278
                                                           ------------   ------------
                                                           ------------   ------------

LIABILITIES
-----------
Accounts payable                                                  $454         $1,793
Accrued expenses                                                   483            720
Unearned revenue                                                                7,089
Secured debt                                                    11,319         11,086
                                                           ------------   ------------

 TOTAL  LIABILITIES                                             12,256         20,688
                                                           ------------   ------------

STOCKHOLDERS'  DEFICIT
----------------------
Common stock ($1 par, 1,500,000 shares authorized,
 484,128 shares issued and outstanding)                            484            484
Paid-in capital                                                  6,074          6,074
Accumulated deficit                                             (8,709)        (9,968)
                                                           ------------   ------------

 TOTAL STOCKHOLDERS' DEFICIT                                    (2,151)        (3,410)
                                                           ------------   ------------

 TOTAL  LIABILITIES  AND  STOCKHOLDERS'  DEFICIT               $10,105        $17,278
                                                           ------------   ------------
                                                           ------------   ------------



See notes to consolidated financial statements.

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

                                                   For The        For The
                                                  Year Ended     Year Ended
                                                 December 31,   December 31,
                                                     1995           1994
                                                 ------------   ------------
Revenue                                               $6,418         $6,200

Operating expenses                                     4,977          5,294
                                                 ------------   ------------

 Gross margin from operations                          1,441            906

Selling and administrative expenses                    1,125          1,481
                                                 ------------   ------------

 Income (loss) before other income (expense)             316           (575)

Other income (expense):
 Interest income                                         112            225
 Interest expense                                     (1,036)          (976)
 Loss on sale of assets                                  (21)           (31)
 Valuation losses on property                                        (3,700)
                                                 ------------   ------------
 Total                                                  (945)        (4,482)
                                                 ------------   ------------

 Loss from continuing operations                        (629)        (5,057)

Discontinued operations (Note 12):
 Loss from operations                                   (375)        (2,958)
 Gain on disposal                                      2,263
                                                 ------------   ------------

 Gain (loss) from discontinued operations              1,888         (2,958)
                                                 ------------   ------------

 Net income (loss)                                    $1,259       $ (8,015)
                                                 ------------   ------------
                                                 ------------   ------------

Net income (loss) per share
 Loss from continuing operations                    $  (1.30)     $  (10.45)
 Gain (loss) from discontinued operations               3.90          (6.11)
                                                 ------------   ------------
                                                 ------------   ------------

 Net income (loss)                                  $   2.60      $  (16.56)
                                                 ------------   ------------
                                                 ------------   ------------

Weighted average number of shares outstanding        484,128        484,128
                                                 ------------   ------------
                                                 ------------   ------------


See notes to consolidated financial statements.

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

                                                                       For The        For The
                                                                     Year Ended     Year Ended
                                                                    December 31,   December 31,
                                                                       1995           1994
                                                                    ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
 Net loss from continuing operations                                     $ (629)       $ (5,057)
 Adjustments to reconcile net loss to net cash provided
  by operating activities:

       Depreciation                                                         431            696
       Loss on sale of assets                                                21             31
       Increase in secured debt due to addition of accrued interest         959            883
       Valuation losses on property                                                      3,700

 Changes in assets and liabilities, net of effects from dispositions:

       Accounts receivable                                                  (23)           895
       Inventory, prepaid expenses, and other assets                         64            (10)
       Accounts payable                                                    (135)           183
       Accrued expenses                                                     172             83

 Discontinued operations, net                                              (629)        (1,317)
                                                                    ------------   ------------

 Net cash provided by operating activities                                  231             87
                                                                    ------------   ------------


CASH  FLOWS  FROM  INVESTING  ACTIVITIES
----------------------------------------
 Proceeds from sales of property                                            567            145
 Additions to property, equipment, and fixtures                             (48)           (92)
                                                                    ------------   ------------

 Net cash provided by investing activities                                  519             53
                                                                    ------------   ------------


CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
 Payments on long term debt                                                (726)          (169)
                                                                    ------------   ------------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        24            (29)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                           632            661
                                                                    ------------   ------------

 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $656           $632
                                                                    ------------   ------------
                                                                    ------------   ------------

See notes to consolidated financial statements.

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(unaudited)
(in thousands)

                                                                                 Total
                                  Common Stock      Paid-In   Accumulated    Stockholders'
                                Shares     Amount   Capital     Deficit     Equity (Deficit)
                               -------     ------   -------   -----------   ----------------
Balance, January 1, 1994       484,128       $484    $6,074     $(1,953)         $4,605

 Net Loss, Year Ended
 December 31, 1994                                               (8,015)         (8,015)
                               -------      ------   -------   -----------   ----------------

Balance, December 31, 1994     484,128        484     6,074      (9,968)         (3,410)

 Net Income, Year Ended
 December 31, 1995                                                1,259           1,259
                               -------      ------   -------   -----------   ----------------

Balance, December 31, 1995     484,128       $484    $6,074     $(8,709)      $  (2,151)
                               -------      ------   -------   -----------   ----------------
                               -------      ------   -------   -----------   ----------------






See notes to consolidated financial statements.

    DELTA HOLDING, INC. AND SUBSIDIARIES

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

1.  SIGNIFICANT ACCOUNTING POLICIES (UNAUDITED)

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Delta Holding, Inc. and its subsidiaries (collectively the "Company"). All significant intercompany balances and transactions have been eliminated.

    NATURE OF OPERATIONS - During the year ended December 31, 1994 and for the first seven months of the year ended December 31, 1995, the Company operated two lines of business: warranty operations and property management. The warranty operations consisted of the sale and service of extended warranties on consumer electronic products, computer products and appliances. The warranties were sold through a dealer network consisting of retail department and electronic stores throughout the entire United States. The warranty operations comprised about 40% of the Company's revenues in the reporting periods. As discussed in Note 13, the Company sold its warranty operations on August 1, 1995.

    The property management operations consist of the ownership, operation and sale of income producing properties. Properties include a hotel and a retirement apartment complex in Washington and apartment complexes in Colorado. The property management operations comprised about 60% of the Company's revenues in the reporting periods.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    BASIS OF ACCOUNTING - As of November 1, 1988 (as discussed in Note 2), all assets and liabilities of the Company were restated to reflect their estimated fair value. These fair values became the Company's historical cost from that date forward. It is the intention of the Company's directors to sell all of the Company's properties in the near future. However, the properties are not recorded to liquidation value and the actual values realized in a sale may differ from their carrying value. It is also the intention of the directors to submit a plan to the shareholders to convert the Company to a liquidating trust. Under the proposed plan, which would require approval of 66.67% of the number of outstanding shares, each shareholder would receive an interest in the liquidating trust equivalent to the shareholder's ownership interest in the Company.

    PROPERTY, EQUIPMENT AND FIXTURES - Property is stated at cost. The Company depreciates assets on a straight-line basis over the following lives:

         Equipment and vehicles             5 years
         Furniture and fixtures             5 years

    RESTRICTED INVESTMENTS - Certain financial instruments included in restricted investments (Note 3) are carried at cost which approximates market.

    PROPERTY HELD FOR SALE - Property held for sale is recorded at the lower of cost or net realizable value based on recent purchase offers or estimates of value using direct capitalization or discounted cash flow methods (see
    Note 4).

    CASH AND CASH EQUIVALENTS - Cash and cash equivalents include short-term investments with an original maturity of three months or less.

    ACCOUNTS RECEIVABLE - Accounts receivable balances at December 31, 1994 primarily include amounts due from dealers for extended warranty contracts sold. At December 31, 1995, accounts receivable balances consist primarily of amounts due from property operations. An allowance is recorded to reduce the balance when management has identified potentially uncollectible amounts.

    REVENUE FROM OPERATIONS, UNEARNED INCOME AND DEFERRED ACQUISITION COSTS - Revenue from operations consists of property management revenue and is recognized in the month earned. Unearned revenue related to warranty contracts expiring in future periods is recognized as a liability at the balance sheet date. Costs directly related to acquiring new and renewal warranty contracts are deferred and amortized in proportion to the related revenue and are recorded in operating expenses.

    INCOME TAXES - The Company follows FASB Statement No. 109 "Accounting for Income Taxes" which requires an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax assets and liabilities are computed annually for differences between the basis used for financial reporting and reporting for income taxes. A valuation allowance is established when necessary to reduce deferred income tax assets to the amount expected to be realized (see Note 8).

    NET INCOME (LOSS) PER SHARE - Net income (loss) per share computations are based on the weighted average number of shares outstanding. Potentially dilutive securities for certain deeds of trust payable which exceed the amount of net realizable value of related properties, as described in Note 7, are excluded as no additional shares were issued as part of the sale of properties as described in Note 14.

    RECLASSIFICATIONS - Certain reclassifications have been made to the prior year's financial statements to be consistent with the current presentation.

2.  REORGANIZATION PROCEEDINGS

    On September 11, 1987, the Company filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code. After acceptance by a majority of the creditors, the Company's First Amended Plan of Reorganization was confirmed by the U.S. Bankruptcy Court on October 17, 1988, and became effective on November 1, 1988. The First Amended Plan was based upon projections of cash flows to repay the creditors by September 1, 1993. The Company accounted for the reorganization as a quasi-reorganization. Accordingly, all assets and liabilities were restated to reflect their estimated fair value as of November 1, 1988. Such amounts are referred to as cost in these financial statements.

    The Company was unable to meet the terms set forth by the First Amended Plan and on August 23, 1993, the U.S. Bankruptcy Court approved the Second Amended Plan of Reorganization (the Plan) which became effective on September 7, 1993 following approval by a majority of the creditors. Under the Plan, existing unsecured creditors, with claims against the Company totaling approximately $73,159,000, were given the following options to exchange their allowed claims:

         a) For a pro rata share of the beneficial interests in a liquidating trust (the Trust).

         b) For shares of common stock at the rate of one share per $100 of allowed claims.

         c)  For the lesser of $500 or 25% of the allowed claims.


    After the creditors voted for the above options, the results were as follows:

         a) Under the Plan, a Trustee for the Trust, appointed by the Bankruptcy Court, chose certain investment properties based upon stipulated values in the Plan. The net book value of assets transferred was $1,795,000 including property with a net book value of $3,922,000 offset by mortgages payable assumed of $2,127,000. A resulting receivable of $889,000 (which was received in March 1994) was recorded by the Company for the related income tax liability of the Company on the gain from the assets transferred.

         b) There are 484,128 shares of common stock (unaudited) which were issued to stockholders in April 1994.

         c) Creditors with debt totaling approximately $2,150,000 elected the option to receive cash, resulting in approximately $193,000 being paid by the Company prior to December 31, 1993.

    There were other less significant classes of creditors which were either paid in full in the normal course of business or whose payment terms did not change (mortgages payable). See Note 7 regarding the revised payment terms of deed of trust creditors under the Plan.

    In conjunction with the terms of the Plan authorizing issuance of common stock, the Articles of Incorporation were amended effective February 18, 1994 to increase the authorized shares to 1,500,000 shares (unaudited), which is reflected on the Consolidated Balance Sheet.

    The Company provided property management services for the properties transferred to the Trust through their sale date. The properties were sold by the Trustee in January and February 1994.



3.  RESTRICTED INVESTMENTS (UNAUDITED)

    Restricted investments at December 31, 1994 consist of the following (in thousands):

              Assets held in trust                         $2,230
              Other restricted investments                  1,072
                                                            -----
                                                           $3,302
                                                           ------
                                                           ------

    Assets held in trust is primarily comprised of U.S. Treasury Bills maintained in a trust account established under a warranty services agreement with a major retailer as security for the Company's obligations under the extended service contracts sold. The agreement provides for a maximum amount of $3,000,000 in the trust balance funded by interest earned on the investments held in the trust. Interest earned after the account reaches the maximum balance will be remitted to the Company on a quarterly basis. Amounts in the trust account will be remitted to the Company at the earlier of the retailer's discretion or five years from the termination of the warranty services agreement.

    Other restricted investments consist primarily of short term certificates of deposit. These amounts are restricted in accordance with various bonding, insurance and state regulatory requirements. In addition, at December 31, 1994, the Company had a letter of credit issued for $450,000 to an insurance carrier to cover warranty claims costs that exceed amounts deposited. The letter of credit is secured by a certificate of deposit and will be used by the carrier only if valid insured warranty claims are not paid by the Company directly.

    Restricted investments relate entirely to the operations of the warranty business, which was sold August 1, 1995 (See Note 13 - Discontinued Operations).

4.  PROPERTY HELD FOR SALE

    Property held for sale is recorded at the lower of cost or net realizable value based on recent purchase offers or estimates of value using direct capitalization or discounted cash flow methods and consists of the following (in thousands):

                                       December 31,             December 31,
                                           1995                    1994
                                       --------------         --------------
                                                                (unaudited)

         Land                              $1,851                 $1,851
         Building & improvements            7,147                  8,011
         Equipment and vehicles                71                    102
         Furniture & fixtures                 160                    211
                                            -----                   ----
                                           $9,229                $10,175
                                           ------                -------
                                           ------                -------

5.  UNEARNED REVENUE AND DEFERRED ACQUISITION COSTS
    (UNAUDITED)

    Activity in the unearned revenue and deferred acquisition costs balances related to the warranty business during the periods ended December 31, 1994 and December 31, 1995 was as follows (in thousands):


    Unearned revenue:

    Balance, January 1, 1994                                         $5,211
    Warranty contracts sold                                           5,804
    Warranty revenue recognized                                      (3,926)
    Balance, December 31, 1994                                        7,089
    Warranty contracts sold                                           3,077
    Warranty revenue recognized                                      (4,212)
                                                                     -------
    Balance, July 31, 1995                                            5,954
    Transfer to buyer of warranty business on Aug. 1, 1995           (5,954)
                                                                     -------
    Balance, December 31, 1995                                       $  --
                                                                     -------
                                                                     -------

    Deferred acquisition costs:

    Balance, January 1, 1994                                         $1,105
    Acquisition costs incurred                                        1,205
    Amount expensed                                                    (949)
                                                                     -------
    Balance, December 31, 1994                                        1,361
    Acquisition costs incurred                                          605
    Amount expensed                                                    (891)
                                                                     -------
    Balance, July 31, 1995                                            1,075
    Transfer to buyer of warranty business on Aug. 1, 1995           (1,075)
                                                                     -------
    Balance, December 31, 1995                                       $  --
                                                                     -------
                                                                     -------

6.  SUPPLEMENTAL CASH FLOW INFORMATION (UNAUDITED)

    Cash payments for interest on indebtedness were $77,000 for the year ended December 31, 1995 and $92,000 for the year ended December 31, 1994. There were no amounts paid for income taxes.

    Disclosure of noncash investing and financing activities:

    On August 1, 1995 the Company transferred all the assets and liabilities of the warranty operations to DelCor Holding, Inc. The Company received no compensation, other than the relief from the warranty-related liabilities, in the transaction. The book value of assets transferred was $5,453,000. The book value of liabilities transferred was $7,716,000, giving rise to a non-cash gain of $2,263,000 on the transaction (see Note 12).


7.  SECURED DEBT

    Secured debt consists of the following (in thousands):


                                                       At December  At December
                                                        31, 1995     31, 1994
                                                      ------------  -----------
                                                                    (Unaudited)
    Six mortgages payable to financial institutions
    maturing through 2005, payable monthly in-
    cluding interest at rates ranging from 6.75% to
    9.5%,  collateralized by certain receivables
    and buildings.                                            $652      $904

    Deeds of trust bearing interest at 9.5% per
    annum, secured by buildings.  The obligations
    mature on the earlier of September 1, 1996 or
    the date upon which the property securing the
    obligation is sold.  Payment terms under the
    Plan (See Note 2) require interest payments on
    September 1 of each year of a minimum of 4%
    on the outstanding principal balance.  Any
    accrued interest not paid will be added to the out-
    standing principal balance.  If the proceeds from
    the sale of the underlying property are not
    sufficient to retire the obligation in full, or if
    the creditor chooses to receive stock at the
    maturity date, the Company is required to issue
    shares of common stock having a fair value equal
    to the unpaid portion.  (See Note 14.)                  10,667    10,182
                                                            ------    ------
                                                           $11,319   $11,086
                                                           -------   -------
                                                           -------   -------

    As of December 31, 1995, estimated remaining principal payments required on long term debt for years ending December 31 are as follows
    (in thousands):

              1996                         $10,870
              1997                              95
              1998                              95
              1999                              44
              2000                              49
              Thereafter                       166
                                           -------
                                           $11,319
                                           -------
                                           -------


    The fair value of the mortgages payable is estimated to be equal to the book value of the mortgages payable based on current rates available to the Company for debt of the same remaining maturities. The fair value of the deeds of trust is estimated as the amount that will be paid to the creditors from sales of the underlying properties, or $10,056,000 and $9,787,000 as of December 31, 1995 and 1994, respectively.


8.  INCOME TAXES

    The tax effect of temporary differences and net operating loss carryforwards that gave rise to the Company's deferred tax assets and liabilities at December 31, 1994 and December 31, 1995, are as follows (in thousands):

                                            December 31,        December 31,
                                                 1995               1994
                                            ------------        ------------
                                                                (Unaudited)
         Deferred tax assets:
            Tax basis net operating losses       $2,131              $770
            Accrued but unpaid interest           1,328             1,078
            Unearned revenue                                        2,410
            Property basis and depreciation       1,232             1,211
            Other                                    31               178
                                              ----------        ----------
                                                  4,722             5,647
                                              ----------        ----------

         Deferred tax liabilities:
            Deferred acquisition costs                                462
                                                                ----------
                                                                      462
                                                                ----------

            Net deferred tax asset                4,722             5,185
            Valuation allowance                  (4,722)           (5,185)
                                              ----------        ----------
                                              $     --          $     --
                                              ----------        ----------
                                              ----------        ----------

    At December 31, 1995, the Company has tax basis net operating loss carryforwards which expire as follows (in thousands):

              2008                       $2,265
              2009                        4,003
                                         ------
                                         $6,268
                                         ------
                                         ------



    The following schedule accounts for the difference between the actual tax provisions and the amounts obtained by applying the statutory U.S. federal income tax rate to the income (loss) before taxes (in thousands):


                                                   Year Ended      Year Ended
                                                   December 31,    December 31,
                                                      1995            1994
                                                   ------------    ------------
                                                                   (unaudited)

         Federal income tax benefit on
           losses from continuing operations
           at statutory rate (34%)                   $(213)          $(1,719)

         Addition to valuation allowance
           due to uncertainty of realization
           of net operating loss carryforwards         213             1,719
                                                      ------          ------
         Income taxes from continuing operations        --              --
                                                      ------          ------
         Federal income tax expense (benefit)
           on income (losses) of discontinued
           operations at statutory rate (34%)          641            (1,005)

         Addition to valuation allowances due
           to uncertainty of realization net
           operating loss carryforwards                                1,005

         Offset to income tax expense recorded
           in current year due to utilization of
           net operating loss carryforwards           (641)
                                                      ------          ------
         Income taxes from discontinued
           operations                                   --              --
                                                      ------          ------

         Income taxes, net                            $ --            $ --

                                                      ------          ------
                                                      ------          ------

9.  BUSINESS SEGMENT REPORTING (UNAUDITED)

    Through August 1, 1995 (see Note 13), the Company reported its operations in two business segments: warranty operations and property management.
    The warranty operations segment sold and serviced extended warranties on consumer electronic products, computer products and appliances. The property management segment owns, operates and sells income producing properties. Intersegment sales are not material. The property management segment represents the entire business operations beginning August 1, 1995.


    Amounts by business segment are as follows for the years ended December 31, 1994 and December 31, 1995 (in thousands):

                                          Warranty   Property  Corporate
                                         Operations Management and Other Total
    --------------------------------------------------------------------------

    Revenues                  1995        $4,212    $6,418             $10,630
                              1994         3,926     6,200              10,126

    Operating profit          1995          (375)      528      (212)      (59)
        (loss)                1994        (2,958)      (27)     (548)   (3,533)


    Capital expenditures      1995             7        41                  48
                              1994            12        80                  92

    Depreciation expense      1995            34       397                 431
                              1994            75       621                 696

    Identifiable assets at    1995             0     9,449       656    10,105
       end of period          1994         6,217    10,879       632    17,728


    The operating loss of the Corporate and Other includes general corporate administrative expenses. Identifiable assets related to Corporate and Other include cash and cash equivalents and other items not identifiable to a particular segment. In 1994 the Company had a non-operating loss of $3,700,000 from valuation losses on properties that is excluded from the operating loss reported above.

10. PROPERTY UNDER MANAGEMENT

    The Company is a lessor under various lease agreements for apartment complexes and office buildings. The leases are substantially all month-to-month leases. The net book value of leased investment properties, included in property held for sale, consists of the following amounts (in thousands):

                                  December 31,   December 31,
                                      1995           1994
                                  ------------   ------------
                                                  (Unaudited)

    Cost                            $5,488          $6,226
    Accumulated depreciation        (1,085)         (1,092)
                                    ------          ------
    Net book value                  $4,403          $5,134
                                    ------          ------
                                    ------          ------

    During 1994, management recorded a valuation loss of $3,700,000 (unaudited) on certain properties for which the decline in value was considered to be other than temporary. All property is categorized as property held for resale due to the decision of the directors to proceed with the disposing of the property.


11. COMMITMENTS AND CONTINGENCIES

    The Company leases office space under an agreement that extends to September 1996. Commitments under this lease at December 31, 1995 are $12,000. Rental expense for the years ended December 31, 1995 and December 31, 1994, totaled $144,000 and $257,000 (unaudited), respectively.

    As described in Note 13, the Company remains contingently liable for certain liabilities assumed by DelCor Holdings, Inc., the buyer of the warranty operations. Should DelCor default on its obligation to pay these liabilities, the creditors in question may turn to the Company to satisfy their claims. To protect itself should this occur, the Company has retained a security interest in accounts receivable, fixtures and equipment, and certain cash reserve accounts for future warranty claims. In addition, the Company is liable for non-claim future liabilities that arise from operations of the warranty business prior to the date of sale, to the extent that such liabilities were not disclosed at the time of the sale.

    Quantifying the contingent liabilities that may revert to the Company should DelCor default on its obligations to pay the assumed warranty liabilities is not possible. However, to give some scope to the exposure, the liabilities assumed by DelCor exceeded the value of assets transferred to DelCor by $2,263,000 (see Note 12). This amount of net liabilities transferred represents the Company's maximum exposure to this contingency.

12. DISCONTINUED OPERATIONS (UNAUDITED)

    On August 1, 1995, the Company sold its warranty operations in a transaction in which it transferred all the assets and liabilities of the warranty operation to the buyer. The Company received no compensation, other than the relief from warranty-related liabilities, in the transaction. The book value of the assets trans-ferred was $5,453,000. The book value of liabilities transferred was $7,716,000, giving rise to a gain of $2,263,000 on the transaction.

    For income tax purposes, the transaction resulted in a loss, due to the substantial difference between the book and the tax basis of certain assets and liabilities involved in the transaction. Therefore, no income tax benefit is recorded for the transaction as this loss adds to the previously existing net operating losses, whose realizability is uncertain.

    Revenue and operating results from the warranty operations were as follows (in thousands):

                                                             Operating
                                            Revenue            Loss
                                            -------           -------
    For the seven months included
        in the year ended
        December 31, 1995:                   $4,212           $ (375)

    For the year ended
        December 31, 1994:                    3,926           (2,958)

    Included in the consolidated balance sheet at December 31, 1994, are the following assets and liabilities relating to discontinued operations (in thousands):

       Property and equipment (net of
         accumulated depreciation):              $   125
       Restricted investments                      3,302
       Cash                                            1
       Accounts receivable (net of allowance
         for doubtful accounts)                      967
       Deferred acquisition costs                  1,361
       Inventory, prepaid expenses, and
         other assets                                461
                                                   -----
              Total assets                         6,217
                                                   -----

       Accounts payable                            1,203
       Accrued expenses                              409
       Unearned revenue                            7,089
                                                   -----
              Total liabilities                    8,701
                                                   -----

       Net Liabilities                            $2,484
                                                   -----
                                                   -----

13. RELATED PARTY TRANSACTION (UNAUDITED)


    On August 1, 1995, the Company sold its warranty operations to DelCor Holdings, Inc. (DelCor). DelCor is a newly-formed Washington corporation which was organized for the purpose of acquiring these assets and related liabilities. David L. Larson, formerly President of Delta Holding, Inc. owns a 42.5% interest in DelCor's common stock. Eric C. Kord, Jr., formerly Vice-President of Delta Holding, Inc., owns a 15% interest in DelCor's common stock. The remaining 42.5% of DelCor's common stock is beneficially owned by an individual with no previous affiliation to Delta Holding, Inc. Messrs. Larson and Kord resigned as Company officers immediately prior to the sale.

    The assets sold to DelCor included furniture, fixtures and equipment, inventory, accounts receivable, rights under business agreements, intangible property rights, licenses and authorizations (to the extent assignable), contract rights under existing warranty agreements, and the rights to certain balances held in escrow and bank accounts previously established to secure the Company's obligations under the issued warranty contracts.

    The Company did not receive any cash from DelCor in exchange for these assets, but DelCor assumed specified liabilities of the Company. The assumed liabilities included, among others, obligations under the licensed business agreements; equipment, office and automobile leases; all claims and liabilities under the warranty contracts, in effect as of the closing or that might arise on or after the closing; ordinary trade payables and accrued expenses; and accrued but unpaid liabilities under claim insurance policies.


    Under the agreement, DelCor is obligated to indemnify and hold harmless the Company from all claims, liabilities, costs and expenses, including reasonable attorney's fees, incurred as a result of DelCor's failure or refusal to pay the Scheduled Liabilities. DelCor's indemnification obligation is secured by an interest, in favor of the Company, in past, present and future accounts receivable, and the future fixtures and equipment of DelCor, and DelCor's rights to distributions that may subsequently be made with respect to a cash reserve accounts held by a major customer to secure obligations on warranty contracts. Such security interest is subordinate to claims that the customer may have against the amount in such cash reserve account and to liens that may subsequently be granted by DelCor in favor of unaffiliated third party lenders who provide financing to DelCor to conduct its warranty business. In any event, the Company is obligated to release its security interest in this cash reserve no later than 30 months after the closing.

14. SUBSEQUENT EVENTS (UNAUDITED)

    On February 12, 1996, the Company sold the Leopold Retirement Inn, one of the properties held for sale. The sale price was $1,654,000 and the gain on the transaction was $96,000. On May 16, 1996, the Company sold the Best Western Lakeway Inn, another of its properties held for sale. The sale price was $3,300,000 and the gain on the transaction was $351,000.

    On August 30, 1996, the Company sold two of its properties in Colorado Springs held for sale - the Rockledge Apartments and the Carmel Apartments. The Rockledge was sold for $4,800,000 and the gain on the transaction was $2,192,000. The Carmel was sold for $1,450,000 and the gain on the transaction was $569,000.

    With the completion of these transactions, all deeds of trust maturing on September 1, 1996 have been paid off with the exception of $1,960,000 secured by the Kit Carson Apartments in Colorado Springs. These deeds of trust are in default as of September 1, 1996; however, no immediate action is anticipated by the holders of these deeds. The Kit Carson is currently under a contract of sale. Many of the conditions necessary to complete the sale have been fulfilled. However, several conditions remain to be satisfied before closing, which is now anticipated to occur by early October, 1996. At closing, all principal and accrued interest to the day of closing will be paid from the proceeds.

    DELTA HOLDING, INC.

    DIRECTORS AND EXECUTIVE OFFICERS                  CORPORATE HEADQUARTERS
    The directors and executive officers
    of the Company as of July 24, 1996
    are as follows:                                   258 SW 43rd St., Suite A
                                                      Renton WA  98055
    NAME                AGE    POSITION               (206) 251-9192
    -----------------------------------
    Thomas G. Pagano    44   Chairman of              LEGAL COUNSEL
                             the Board
                                                      Perkins Coie
    Gordon Cheadle      64   President                Seattle, Washington
                             Vice Chairman
                             of the Board             AUDITORS

    Carl R. Wiley       66   Director                 Deloitte & Touche LLP
                                                      Seattle, Washington
    Maynard G. Norman   71   Director

    James F. Johannes   57   Director

    Terry L. Switzer    46   Vice President
                             Finance and
                             Operations


    TRANSFER AGENT AND REGISTRAR

    First Interstate Bank of Washington, N.A. is the Transfer Agent and Registrar for the Company's Common Stock and maintains shareholder records. The Transfer Agent should be contacted on questions of changes in address, name or ownership, lost certificates and consolidation of accounts. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered, certificate number, as well as old and new information about the account.

    First Interstate Bank of Washington, N.A.
    c/o Chase Mellon Shareholder Services
    85 Challenger Road
    Overpeck Center
    Ridgefield Park NJ  07660
    1-800-522-6645

                               DELTA HOLDING, INC.
                                   FORM 10-QSB

                      For the Quarter Ended October 1, 1996


                                      INDEX


     PART 1 - FINANCIAL INFORMATION

          Item 1 - Financial Statements


          Consolidated Balance Sheet at October 1, 1996. . .         2


          Consolidated Statements of Operations for the
          Nine Months Ended October 1, 1996 and
          September 30, 1995 . . . . . . . . . . . . . . . .         3


          Consolidated Statements of Cash Flows for the
          Nine Months Ended October 1, 1996 and
          September 30, 1995 . . . . . . . . . . . . . . . .         4


          Notes to Consolidated Financial Statements . . . .     5 - 6


          Item 2 - Management's Discussion and Analysis
          of Financial Condition and Results of Operations .    7 - 10




                                     1 of 10

DELTA  HOLDING,  INC.  AND  SUBSIDIARIES
CONSOLIDATED  BALANCE  SHEETS
(in thousands)

                                                         October 1, December 31,
                                                            1996        1995
                                                         ---------- -----------
                                                         (unaudited)  (audited)
ASSETS

Equipment and furniture:
    Equipment                                               8             8
    Furniture                                               2             2
                                                       -------       -------
                                                           10            10
    Less: accumulated depreciation                         (4)           (2)
                                                       -------       -------
                                                            6             8

Property held for sale                                  1,926         9,229
Cash and cash equivalents                                 621           656
Accounts receivable (less allowance for doubtful
    accounts of $37,000 at October 1, 1996 and
    December 31, 1995)                                     50           116
Inventory, prepaid expenses, and other assets              33            96
                                                       -------       -------
    TOTAL ASSETS                                        2,636        10,105
                                                       -------       -------
                                                       -------       -------
LIABILITIES

Accounts payable                                           21           454
Accrued expenses                                           46           483
Long term debt                                          2,167        11,319
                                                       -------       -------
    TOTAL LIABILITIES                                   2,234        12,256
                                                       -------       -------
STOCKHOLDERS' EQUITY

Common stock ($1 par, 1,500,000 shares authorized,
   484,128 shares issued and outstanding)                 484           484
Paid-in capital                                         6,074         6,074
Accumulated deficit                                    (6,156)       (8,709)
                                                       -------       -------
    TOTAL STOCKHOLDERS' EQUITY                            402        (2,151)
                                                       -------       -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          2,636        10,105
                                                       -------       -------
                                                       -------       -------

See notes to consolidated financial statements.

                                     2 of 10

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

                                                                  For The                     For The
                                                            Three Months Ended           Nine Months Ended
                                                          -------------------------  ---------------------------
                                                          October 1,  September 30,  October 1,    September 30,
                                                             1996         1995           1996          1995
                                                          ----------  -------------  ----------    -------------
Revenue                                                      $381        $1,710         $2,506        $4,790

Operating expenses                                            229         1,225          1,954         3,815
                                                          --------      --------       --------      --------
    Gross margin from operations                              152           485            552           975

Selling and administrative expenses                           146           260            707           875
                                                          --------      --------       --------      --------
    Income (loss) before other income (expense)                 6           225           (155)          100
Other income (expense):
    Interest income                                            13            17             38           108
    Interest expense                                          (88)         (251)          (553)         (760)
    Gain (loss) on disposal of assets                       2,762           (17)         3,223           (17)
                                                          --------      --------       --------      --------
    Total                                                   2,687          (251)         2,708          (669)
                                                          --------      --------       --------      --------
    Income (loss) from continuing operations                2,693           (26)         2,553          (569)

Discontinued operations:
    Operating income (loss)                                                   9                         (409)
    Gain on disposal                                                      2,263                        2,263
                                                          --------      --------       --------      --------
    Gain from discontinued operations                                     2,272                        1,854
                                                          --------      --------       --------      --------
    Net income (loss)                                      $2,693        $2,246         $2,553        $1,285
                                                          --------      --------       --------      --------
                                                          --------      --------       --------      --------

Net income (loss) per share:
    Income (loss) from continuing operations                $5.56        ($0.05)         $5.27        ($1.18)
    Income from discontinued operations                                    4.69                         3.83
                                                          --------      --------       --------      --------
    Net income                                              $5.56         $4.64          $5.27        $2.65
                                                          --------      --------       --------      --------
                                                          --------      --------       --------      --------

Weighted average number of shares outstanding             484,128       484,128        484,128       484,128
                                                          --------      --------       --------      --------
                                                          --------      --------       --------      --------


See notes to consolidated financial statements.


                                     3 of 10

DELTA HOLDING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)


                                                                For The
                                                            Nine Months Ended
                                                       -------------------------
                                                       October 1,  September 30,
                                                           1996         1995
                                                       ----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss) from continuing operations         $2,553        ($569)
     Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Depreciation                                       225          459
          Loss (gain) on sale of assets                   (3,223)          17
          Increase in long term debt due to addition
            of accrued interest                              553          760

     Changes in assets and liabilities:
          Accounts receivable                                 66           (5)
          Inventory, prepaid expenses, and other assets       63           (6)
          Accounts payable                                  (433)        (132)
          Accrued expenses                                  (437)         160


     Discontinued operations, net                                        (629)
                                                          -------       ------
     Net cash provided (used) by operating activities       (633)          55
                                                          -------       ------
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales of property (net of
       transaction costs)                                 10,428          567
     Additions to property, equipment, and fixtures         (125)         (69)
                                                          -------       ------
     Net cash provided by investing activities            10,303          498
                                                          -------       ------
CASH FLOWS FROM FINANCING ACTIVITIES
     Payments on long term debt                           (9,705)        (602)
                                                          -------       ------

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    (35)         (49)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        656          632
                                                          -------       ------
     CASH AND CASH EQUIVALENTS AT END OF PERIOD             $621         $583
                                                          -------       ------
                                                          -------       ------

See notes to consolidated financial statements.


                                     4 of 10

DELTA HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
________________________________________________________________________

    1.    BASIS OF PRESENTATION

          The accompanying financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

    2.    NET INCOME (LOSS) PER SHARE


          Net income (loss) per share computations are based on the net income
          (loss) and the weighted average number of shares outstanding. The computation is presented for both continuing and discontinued operations.

    3.    COMMON STOCK ISSUANCE CONTINGENCY

          Under the terms of the Company's Second Amended Plan of Reorganization (the Plan) which became effective on September 7, 1993 following the approval by a majority of the creditors, certain obligations secured by deeds of trust matured on September 1, 1996 or the date upon which the property securing the obligation was sold. If the proceeds from the sale of the underlying property were not sufficient to retire the obligation in full, or if the creditors chose to receive stock at the maturity date, the Company was required to issue shares of common stock having a fair value equal to the unpaid portion. As of November 14, 1996, the date of this report, all such properties have been sold and all obligations secured by deeds of trust have been paid in full. Therefore, no effect is given to this contingency in the accompanying financial statements.

    4.    DISCONTINUED OPERATIONS

          On August 1, 1995, the Company sold its warranty operations in a transaction in which it transferred all the assets and liabilities of the warranty operations to the buyer. The Company received no compensation, other than the relief from warranty-related liabilities, in the transaction. The book value of the assets transferred was $5,453,000. The book value of liabilities transferred was $7,716,000, giving rise to a gain of $2,263,000 on the transaction.

                                     5 of 10

          For income tax purposes, the transaction resulted in a loss, due to the substantial difference between the book and the tax basis of certain assets and liabilities involved in the transaction. Therefore, no income tax benefit was recorded for the transaction as this loss adds to the previously existing net operating losses, whose realizability is uncertain.

          The warranty operations are classified as discontinued and treated as a separate item in the statement of operations and the cash flow statement. For the three month period ended September 30, 1995, the revenue for the warranty operations was $523,000; during the same period the operating income was $9,000. For the nine month period ended September 30, 1995, the revenue was $4,211,000 and the operating loss was $409,000.

    5.    SALE OF PROPERTY

          On February 12, 1996, the Company sold the Leopold Retirement Inn, one of the properties held for sale. The sale price was $1,654,000 and the gain on the transaction was $96,000. On May 16, 1996, the Company sold the Best Western Lakeway Inn, another of its properties held for sale. The sale price was $3,300,000 and the gain on the transaction was $365,000.

          On August 30, 1996, the Company sold two of its properties in Colorado Springs held for sale - the Rockledge Apartments and the Carmel Apartments. The Rockledge was sold for $4,800,000 and the gain on the transaction was $2,193,000. The Carmel was sold for $1,450,000 and the gain on the transaction was $569,000.

6.   SUBSEQUENT EVENTS


          On October 28, 1996, the Company sold a property in Security, Colorado - the Kit Carson Apartments. The sale price was $2,750,000 and the gain on the transaction was approximately $1,185,000. As part of the sale, all obligations secured by deeds of trust on the property were paid in full. These obligations had matured on their due date of September 1, 1996. Interest was paid to the closing date.

                                     6 of 10

                               DELTA HOLDING, INC.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                      OF OPERATIONS AND FINANCIAL CONDITION


     RESULTS OF OPERATIONS

     BACKGROUND

     Continuing operations consist of the property-owning activities of the Company. Included are the Leopold Retirement Inn, an independent living facility for the elderly in Bellingham, Washington; the Best Western Lakeway Inn, a full-service hotel also located in Bellingham; and several apartment buildings located in or near Colorado Springs, Colorado.

     Discontinued operations consist of the activities carried out under the trade name of Delta Warranty, and includes the marketing and distribution of extended service contracts and surge suppression equipment coupled with extended service contracts. This business segment is treated as discontinued operations as this business was sold August 1, 1995. The results of its operations are reported separately.

     FOR THE THREE MONTHS ENDED OCTOBER 1, 1996 vs. THE THREE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues from property operations decreased 78%, from $1,710,000 in 1995 to $381,000 in 1996, a decrease of $1,329,000. All of the decrease was caused by the loss of revenue from the disposal of the following properties: the Delta Financial Center office building sold in August 1995, the Leopold Retirement Inn sold in February 1996, the Best Western Lakeway Inn sold in May 1996, and the Rockledge and Carmel Apartments in August 1996.

     Operating expenses for the property operations decreased 81% from $1,225,000 in 1995 to $229,000 in 1996, a decrease of $996,000. The reduction in operating expenses was proportional to the reduction in revenue.


                                     7 of 10

     Selling and administrative expenses decreased 43% from $260,000 in 1995 to $146,000 in 1996, a decrease of $114,000. This decrease was due to lower payroll expenses which were partially offset by higher professional fees resulting from legal work relating to the sale of various properties.

     Combining the reduced revenues, the proportionately reduced operating expenses, and decreased selling and administrative expenses, the operating results before interest and other income/expenses decreased from a profit of $225,000 in 1995 to $6,000 in 1996. Interest income decreased slightly from $17,000 in 1995 to $13,000 in 1996. Interest expense decreased from $251,000 in 1995 to $88,000 in 1996, reflecting decreased mortgages and deeds of trust balances resulting from the sale of the various properties.

     The 1996 statement of operations contains a gain of $2,762,000 from the disposal of assets resulting primarily from the sale of the Rockledge Apartments and the Carmel Apartments.

     FOR THE NINE MONTHS ENDED OCTOBER 1, 1996 vs. THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues from the property operations decreased 48%, from $4,790,000 in 1995 to $2,506,000 in 1996, a decrease of $2,284,000. All of the decrease was caused by the loss of revenue from the disposal of the following properties: the Delta Financial Center office building sold in August 1995, the Leopold Retirement Inn sold in February 1996, the Best Western Lakeway Inn sold in May 1996, and the Rockledge Apartments and Carmel Apartments in August 1996.

     Operating expenses for the property operations decreased 48% from $3,815,000 in 1995 to $1,954,000 in 1996, a decrease of $1,861,000. The reduction in operating expenses was proportional to the reduction in revenue.

     Selling and administrative expenses decreased 19% from $875,000 in 1995 to $707,000 in 1996, a decrease of $168,000. This decrease was due to lower payroll expenses and reduced advertising expenses, partially offset by higher professional fees resulting from legal work relating to the sale of various properties.

     Combining the reduced revenues, the proportionately reduced operating expenses, and decreased selling and administrative expenses, the operating results before interest and other income/expenses decreased from a profit of $100,000 in 1995 to a loss of $155,000 in 1996. Interest income decreased from $108,000 in 1995 to $38,000 in 1996, due to the loss of interest-bearing restricted investments held in the warranty business during 1995. Interest expense decreased from $760,000 in 1995 to $553,000 in 1996, reflecting decreased mortgages and deeds of trust balances resulting from the sale of the Leopold Inn, Lakeway Inn and Rockledge and Carmel Apartments..

     The 1996 statement of operations contains a gain of $3,223,000 from the disposal of assets. $365,000 of this amount is from the sale of the Best Western Lakeway Inn in May 1996. Another $96,000 is from the sale of the Leopold Inn in February 1996. The gain on the sale of the Rockledge Apartments was $2,193,000 while the Carmel Apartments had a gain of $569,000.

     DISCONTINUED OPERATIONS

     The warranty operations recorded an operating profit of $9,000 in the three months ended September 30, 1995 and a loss of $409,000 for the nine months ended the same date. The warranty operations also incurred negative cash flow of $629,000 during the nine month period. Because of these losses and negative cash flows, the Board of Directors decided to sell the warranty business, resulting in the transaction completed on August 1, 1995. In that transaction, the Company transferred all warranty business assets and liabilities to the buyer. The Company received no compensation, other than the relief from the warranty-related liabilities, in the transaction. Because the liabilities transferred substantially exceeded the assets transferred, the Company recorded a gain of $2,263,000 on the sale. (Note 4 provides more details on the warranty operations.)


     FINANCIAL CONDITION, LIQUIDITY AND FUTURE PLANS

     At October 1, 1996, the Company had total assets of $2,636,000, total liabilities of $2,234,000 and stockholders' equity of $402,000. The major asset of the Company is property, which comprises $1,926,000 of the total assets. All of the property is categorized as property held for sale and therefore carried at the lower of cost or net realizable value. It is the intention of the Board to sell all property, retire the related secured debt and other liabilities, and return any remaining funds to the shareholders.


                                    9 of 10

     The Directors have initiated this process and intend to complete it as soon as possible. To facilitate this process and to reduce expenses until such time as the residual funds can be returned to shareholders, the Directors intend to submit a plan to the shareholders to convert the Company to a liquidating trust. To be approved, shareholders representing 66.67% of the total outstanding shares must approve the plan.

     The major liability of the Company at October 1, 1996 was debt secured by the properties, totaling $2,167,000. Of this amount, $137,000 is in the form of first mortgages to banks, with the remaining $2,030,000 in the form of deeds of trust. The deeds of trust matured on September 1, 1996.

     As disclosed in Note 6, these deeds of trust were paid in full on October 28, 1996 when the Company sold the Kit Carson Apartments in Security, Colorado. The sale price of the Kit Carson Apartments was $2,750,000 and the gain on the transaction was approximately $1,185,000.

     At October 1, 1996, the Company had $621,000 cash on hand and $50,000 in accounts receivable. Accounts payable and accrued expenses totaled $107,000. Given this positive working capital, the Company is able to meet its obligations as they come due.


     Gordon Cheadle                               Terry L. Switzer
     President and Vice Chairman of the Board     Vice President, Finance



                                    10 of 10

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     The following Pro Forma Consolidated Balance Sheet as of October 1, 1996 is unaudited. The Pro Forma Consolidated Balance Sheet was prepared as if the plan of liquidation described in the Proxy Statement had been adopted and the Company had transferred its assets to the Liquidating Trust as of October 1, 1996, and as of such date had paid or provided for all of the expenses associated with administering the Liquidating Trust through the final liquidation of the Company's assets and payment of its liabilities. The Pro Forma Consolidated Balance Sheet does not purport to represent what the Company's financial position would actually have been if the liquidation had in fact occurred as of such date. The Pro Forma Consolidated Balance Sheet is based on historical financial statements and should be read in conjunction with the Company's other financial statements and notes thereto included in Exhibit B to the Proxy Statement.

                               DELTA HOLDING, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 OCTOBER 1, 1996
                (unaudited; in thousands, except per share data)


                                                                                     Adjustments for
                                                               Adjustments for       Administration
                                                               Property Sales        of Liquidating
                                                               and Liquidating         Trust Until
                                                                    Trust                 Final
                                             Historical           Formation           Distribution       Pro Forma
                                             ----------           ---------           ------------       ---------
ASSETS
   Equipment & furniture (net)                     6                                      (6)(d)
   Property held for sale                      1,926             (1,843)(a)              (83)(d)
   Cash                                          621                919 (a)             (310)(d)          1,230
   Accounts receivable                            50                                     (50)(d)
   Inventory, prepaid expenses, &
   other assets                                   33                (10)(a)              (23)(d)
                                             -------           -------------         -----------       --------

      TOTAL ASSETS                             2,636               (934)                (472)             1,230
                                             -------           -------------         -----------       --------
                                             -------           -------------         -----------       --------

LIABILITIES
   Accounts payable                               21                                     (21)(d)
   Accrued expenses                               46                 100(b)              (96)(d)             50
   Long term debt                              2,167             (21,159)(a)              (8)(d)
                                             -------           -------------         -----------       --------

      TOTAL LIABILITIES                        2,234              (2,059)               (125)                50

STOCKHOLDERS' EQUITY                             402               1,125(c)             (347)(d)          1,180
                                             -------           -------------         -----------       --------

   TOTAL LIABILITIES & STOCKHOLDERS'
   EQUITY                                      2,636                (934)               (472)             1,230
                                             -------           -------------         -----------       --------
                                             -------           -------------         -----------       --------

Net equity per share                                                                                      $2.44
                                                                                                       --------

Number of shares outstanding                                                                           484,128
                                                                                                       --------
                                                                                                       --------

Notes:

     (a) Reflects the sale of Kit Carson Apartments (completed in October 1996) and Lost Creek property (scheduled to be completed in February 1997). Both sales were for an all-cash purchase price. Debt secured by the properties was retired as part of the sales transactions.

     (b) Reflects the accrual of estimated costs associated with the Special Meeting and formation of the Liquidating Trust. Special Meeting expenses are estimated as follows: $40,000 for professional fees, $25,000 for all aspects of the meeting itself including preparation and mailing of the proxy materials, and $10,000 for proxy solicitation. Estimated costs for formation of the Liquidating Trust (primarily professional fees) are $25,000.

     (c) Net effect to stockholders equity from the gain on the sale of the properties in (a) above and the accrual of the estimated costs of the annual meeting and liquidating trust in (b) above.

     (d) The following key assumptions underlie the estimates for administration of the Liquidating Trust until final distribution:

          1. All the non-cash assets of the Liquidating Trust are assumed to be converted to cash and all liabilities paid off except for a $50,000 accrual. This amount represents funds retained to pay costs for record storage, correspondence, and other miscellaneous items for several years after final distribution to beneficiaries.

          2. Final distribution is assumed to occur August 31, 1999. Expenses assumed to be incurred to that date include employee severances and administrative costs at a level substantially reduced from present Company operations. It is assumed that the cash balances do not earn interest income.

          3. The estimated amount for final distribution is computed based on the assumptions that there are no major costs for litigation and that no contingent liabilities become payable. It is also assumed that the Company's net operating losses result in no taxes becoming payable.


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